FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this "Agreement") is made and entered as of September 11, 2019 (the "Effective Date"), by and between ASTRO AEROSPACE LTD., a Nevada corporation ("ASDN"), and OASIS CAPITAL, LLC, a Puerto Rico limited liability company ("OASIS").

RECITALS:

WHEREAS, ASDN issued to OASIS that certain senior secured promissory note dated November 21, 2018 (the "Note"), pursuant to that certain securities purchase agreement dated November 21, 2018 (the "SPA") and entered into with OASIS that certain Registration Rights Agreement dated November 21, 2018 (the "RRA");

WHEREAS, certain instances of claimed non-compliance with the terms of the Transaction Documents (as defined under the SPA) by ASDN have occurred, particularly but not limited to, OASIS's claim that ASDN failed to timely comply with Sections 3.1 and 4.14 of the Senior Secured Convertible Promissory Note (the "Repayment Default") and Section 3.9, failure to comply with the exchange act, which OASIS claims constituted an "Event of Default" under Section 3.3 of the Note;

WHEREAS, on January 07, 2019, the Company's registration statement on Form S-1 (Registration No. 333-229149) (the "Registration Statement") became effective;

WHEREAS, in response to ASDN's request, in reliance upon ASDN's representations to OASIS in support thereof, and the other terms and conditions set forth in this Agreement, OASIS is willing to forebear during the Forbearance Period (as defined below) from the exercise of OASIS's rights and remedies under the Note and the other Transaction Documents, as more fully set forth and described below in this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, for the terms and conditions delineated below, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto hereby agree as follows:

AGREEMENT:

1. **Recitals**. The Recitals set forth above are hereby made a part of and incorporated into the terms and conditions of this Agreement.

2. **Acknowledgement of Default**. ASDN acknowledges and agrees that: (i) there has occurred and are continuing one or more Event(s) of Default under, and as defined in the Note, and (ii) OASIS is entitled to exercise any and all remedies available to OASIS pursuant to the Transaction Documents in response to such Event(s) of Default, including without limitation, its remedies under Article III of the Note.

3. **Forbearance**. Subject to the terms and conditions of this Agreement, OASIS is willing to postpone pursuing its rights and remedies under the Transaction Documents, in particular and without limitation with respect to the acceleration of the Note and immediate payment of the Default Amount (as defined in the Note) and reduce the balance of the Note to the pre-default balance plus accrued non-default interest of $1,062,784.51 ("Forbearance"), on the following terms:

(a) Subject to ASDN's compliance with the terms of this Agreement, the Forbearance will commence on the Effective Date and will expire at 11:59 p.m., on June 30, 2020, time being of the essence (the "Forbearance Period"), or earlier as provided herein. During the Forbearance Period, the acceleration of the Note and payment of the Default Amount shall be deemed suspended, subject to the ability of OASIS hereunder to immediately exercise its rights and remedies under this Agreement and the Transaction Documents, including but not limited to the acceleration of the Note and enforcement of payment of the Default Amount.

(b) If at any time after the Effective Date: (i) ASDN fails to abide by any of the terms and conditions of this Agreement; or (ii) ASDN fails to comply with any of the terms of any of the other Transaction Documents; or (iii) ASDN fails to timely make the payments required under the Note; or (iv) any Events of Default occur, including but not limited to bankruptcy proceedings that would be a default under Section 3.7 of the Note, then the Forbearance Period will immediately terminate, and OASIS may immediately exercise any of its rights and remedies provided for under the Transaction Documents, including but not limited to the acceleration of the Note and enforcement of payment of the Default Amount. CURRENT OUTSTANDING DEFAULTS WILL NOT CONSTITUTE AN EVENT OF DEFAULT UNDER THIS SECTION. BB

(c) Subject to ASDN's compliance with the terms of this Agreement, the Repayment (as defined in the senior secured convertible note, section 4.14) will be reduced from 35% to 0%.

4. **Fees**. ASDN and OASIS are each responsible for their own fees associated with this Agreement.

5. **Enforceability; No Defense; Waiver**. ASDN agrees and acknowledges that except as otherwise specifically provided herein, each of the Transaction Documents is enforceable in accordance with its terms, and that, as of the Effective Date, it has no claims, defenses, offsets, recoupments or counterclaims to the enforcement of any of its obligations to OASIS under the Transaction Documents. To the extent such claims, defenses, offsets, recoupments or counterclaims exist as of the date of this Agreement, they are hereby irrevocably waived and released by ASDN in consideration of OASIS's execution of this Agreement. ASDN has duly authorized, executed and delivered this Agreement, and ASDN acknowledges that the Transaction Documents are valid and enforceable in accordance with their terms against ASDN, except as otherwise specifically provided herein.

6. **Reaffirmation and Ratification; Validity of Transaction Documents**. ASDN

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acknowledges and agrees that the Transaction Documents shall remain in full force and effect as they may be modified herein, and all of the terms, provisions and obligations of such modified Transaction Documents are hereby ratified and reaffirmed in all respects.

7. No Waiver. Notwithstanding anything to the contrary herein, ASDN understands, acknowledges and agrees that: OASIS has not waived any existing or future Event(s) of Default; the Note will remain in default throughout the Forbearance Period; interest will continue to accrue at the rate of Default Interest (as defined in the Note), unless otherwise provided for; and the Forbearance Period will expire automatically without notice of any kind immediately upon the occurrence of any breach or default under this Agreement or Event of Default under any of the other Transaction Documents, including without limitation, any such default relating to a further breach of an existing Event of Default. ASDN acknowledges and agrees that no notice of any kind will be required by OASIS to exercise any of its rights and remedies under any of the Transaction Documents if ASDN commits a further Event of Default under any of the Transaction Documents.

8. Release. In consideration of the benefits provided to ASDN under the terms and provisions hereof, ASDN hereunder hereby agrees as follows:

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ASDN for itself and on behalf of its officers, directors, successors and assigns, does hereby release, acquit and forever discharge OASIS, all of OASIS's predecessors in interest, and all of OASIS's past and present officers, directors, shareholders, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length (each, a "Released Claim" and, collectively, the "Released Claims"), that ASDN hereunder now has or may acquire as of the date of this Agreement (hereafter, the "Release Date") as well as following the Release Date, including, without limitation, those Released Claims in any way arising out of, connected with or related to any and all prior financing or investment accommodations, if any, provided by OASIS, or any of OASIS's predecessors in interest, to ASDN, and any agreements, notes or documents of any kind related thereto or the transactions contemplated thereby or hereby, or any other agreement or document referred to herein or therein.

9. **Waiver of Jury Trial and Certain Damages**. ASDN WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, IN CONNECTION WITH THE TRANSACTION DOCUMENTS, IN CONNECTION WITH ANY RIGHTS OR OBLIGATIONS HEREUNDER OR UNDER THE TRANSACTION DOCUMENTS, OR ARISING OUT OF THE PERFORMANCE OR ENFORCEMENT OF ANY SUCH RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS. Except as prohibited by law, ASDN waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. ASDN certifies that neither OASIS nor any representative, agent or attorney of OASIS has represented, expressly or otherwise, that OASIS would not, in the event of litigation, seek to enforce the foregoing waivers or other waivers contained in this Agreement and acknowledge that, in entering into this Agreement, OASIS is relying upon, among other things, the waivers and certifications contained in this Section.

10. **Waiver of Stay**. In the event of a voluntary or involuntary liquidation or reorganization case by or against ASDN under bankruptcy, receivership, or other insolvency law, ASDN hereby agrees that OASIS shall be free to pursue foreclosure and other remedies with respect to any of the property described herein or in the Transaction Documents without opposition or interference by ASDN, that OASIS shall be entitled to seek and obtain relief from the automatic stay under Section 362 of the Bankruptcy Code without objection by ASDN, and that any rights to stay, enjoin, or otherwise delay or impede OASIS's remedies against any collateral for the Note, including foreclosure, which might be available to ASDN, including any rights under Sections 105 and 362 of the Bankruptcy Code, are hereby released and waived (hereinafter referred to as the "Waiver-of-Stay"). ASDN acknowledges and agrees that OASIS has specifically bargained for this Waiver-of-Stay in consideration of its granting the Forbearance provided for herein.

11. **No Representations or Agreements**. ASDN agrees that OASIS has made no representations, promises, or agreements regarding the Forbearance not set forth in this

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Agreement, and ASDN is not entitled to rely on any representation, promise, or agreement regarding the Forbearance not set forth herein.

12. **Counterparts**. This Agreement may be executed in any number of counterparts, each of which when executed and delivered to OASIS will be deemed to be an original and all of which, taken together, will be deemed to be one and the same instrument.

13. **Non-Impairment**. Except as expressly provided herein, nothing in this Agreement shall alter or affect any provision, condition or covenant contained in the Note or other Transaction Documents, or affect or impair any rights, powers, or remedies thereunder, it being the intent of the parties hereto that the provisions of the Note and the other Transaction Documents, as they may be modified herein, shall continue in full force and effect except as expressly modified hereby.

14. **Miscellaneous**. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Kansas. In any action brought or arising out of this Agreement, ASDN hereby consents to the same dispute resolution (including arbitration, venue and forum,) provisions set forth in the SPA. The parties hereto intend to execute this Agreement under seal. Time is of the essence in relation to all matters herein. The headings used in this Agreement are for convenience only and shall be disregarded in interpreting the substantive provisions of this Agreement. Except as expressly provided otherwise herein, all terms used herein shall have the meaning given to them in the other Transaction Documents.

15. **Final Agreement; No Representations**. This Agreement is the final expression of the parties' agreement. All other prior written or oral agreements and understandings, if any, are superseded. ASDN agrees that OASIS has made no representations, promises, waivers, or agreements not set forth in this Agreement, and ASDN is not entitled to rely on any representation, promise, waiver, agreement, or course of conduct not set forth herein. This Agreement may be modified only by a writing signed by all the parties hereto.

16. **Advice of Counsel**. ASDN acknowledges that it has the option to seek the advice of and to be advised by competent legal counsel of their choice in connection with the negotiation of the transactions contemplated by this Agreement and that ASDN has willingly entered into this Agreement with full understanding of the legal and financial consequences of this Agreement.

17. **Notice**. Notice required under this Agreement shall be addressed to the parties at the addresses listed below and sent by a nationally recognized overnight courier for next day morning delivery, in which case notice shall be deemed delivered one (1) business day after deposit with such overnight courier. The addresses below may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

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If to ASDN: ASTRO AEROSPACE LTD.
320 West Main Street
Lewisville, TX 75057
Attention: ____________
E-mail: ______________

If to OASIS: OASIS CAPITAL, LLC
208 Ponce de Leon Ave.
Ste. 1600
San Juan, PR 00918
e-mail: investments@oasis-cap.com

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ASTRO AEROSPACE LTD., a Nevada Corporation

By: ______________________

Name: BRUCE BENT

Title: PRESIDENT

Date: SEPT. 12/19

OASIS CAPITAL, LLC, a Puerto Rico Corporation

By: ______________________

Name: Adam Long

Title: Managing Member

Date: 9-13-19